NEWS RELEASE
ROB FREDERICK	LEANNE CUNNINGHAM
VICE PRESIDENT	SENIOR VICE PRESIDENT
CORPORATE BRAND & COMMUNICATIONS	SHAREHOLDER RELATIONS OFFICER
502-774-7707	502-774-7287

BROWN-FORMAN REPORTS FIRST QUARTER RESULTS;
REAFFIRMS FULL YEAR GROWTH OUTLOOK FOR FISCAL 2020

Louisville, KY, August 28, 2019 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2020. For the first quarter, the company reported net sales1 of $766 million, flat both on a reported and underlying basis2 compared to the same prior-year period. In the quarter, reported operating income declined 6% to $248 million (-8% on an underlying basis) and diluted earnings per share declined 6% to $0.39.

Lawson Whiting, the company’s President and Chief Executive Officer said, “Our first quarter results came in largely as anticipated considering the year-over-year drag from tariffs and timing of customer orders. Our takeaway trends3 remain healthy in most of our major markets globally, with particularly improving trends in the United States, our largest market. We believe we remain on track to deliver another year of solid underlying net sales and underlying operating income growth driven by the Jack Daniel’s family of brands. This includes the benefit we expect from the launch of Jack Daniel’s Tennessee Apple beginning in October, as well as the continued strength of our portfolio of premium bourbons and tequilas.”

Whiting further added, “We continue to invest behind the momentum of our business, by not only absorbing much of the tariff costs, but thoughtfully re-allocating and reinvesting back into our brands and our people, including the recent announcement of establishing our own distribution platform in the United Kingdom. We believe that investing in momentum will position us well for the next generation of growth and continue to deliver superior returns for our shareholders.”

First Quarter Fiscal 2020 Highlights

•	Underlying and reported net sales were flat, with broad-based geographic[3] and portfolio contribution being offset by the impact from tariffs and timing of customer orders:

◦
The United States grew underlying net sales 4% (+6% reported), emerging markets grew underlying net sales 3% (+1% reported), and underlying net sales in our developed international markets declined 3% (-5% reported)

◦	Underlying net sales for the Jack Daniel’s family of brands declined 1% (-1% reported), driven by a 4% underlying net sales decline (-3% reported) in Jack Daniel’s Tennessee Whiskey

◦	Premium bourbons grew underlying net sales 16% (+23% reported), including 15% underlying net sales growth from Woodford Reserve (+22% reported)

◦	Herradura grew underlying net sales 22% (+22% reported) while el Jimador grew underlying net sales 10% (flat reported)

◦	Declining gross margins, down 330 bps, were affected by tariffs and rising input costs

◦	Underlying operating income declined 8% (-6% reported) and diluted earnings per share declined 6% to $0.39

First Quarter of Fiscal 2020 Results By Market - Growth Led by the United States

The United States grew underlying net sales by 4% (+6% reported) driven by sustained double-digit growth from our premium bourbons, Woodford Reserve and Old Forester, and high single-digit underlying net sales growth in aggregate from our tequilas, Herradura and el Jimador. The Jack Daniel’s family of brands grew underlying net sales in the low-single digits reflecting improving trends for Jack Daniel’s Tennessee Whiskey supported by incremental investment in broad reach media and promotional activities. The company’s consumer takeaway trends in the United States continue to improve, growing mid-single digits and largely in-line with total distilled spirits.

Underlying net sales in the company’s emerging markets grew 3% (+1% reported) on top of last year’s strong double-digit underlying net sales growth. This growth was suppressed by approximately three points due to tariff-related buy-ins in the first quarter of fiscal 2019. Despite a difficult macroeconomic and political environment, Mexico grew underlying net sales 3% (+6% reported), fueled largely by pricing gains for Herradura and our super-premium cristalino tequila, Ultra. Brazil grew underlying net sales 7% (+14% reported) driven by expanding demand for Jack Daniel’s Tennessee Fire and Jack Daniel’s Tennessee Whiskey. Russia experienced a 62% increase in underlying net sales (+34% reported) driven by strong consumer momentum and favorable comparisons to the same period last year where results were negatively affected by disruption resulting from the fiscal 2017 route-to-consumer change. Poland’s underlying net sales declined 14% (-15% reported) largely driven by tariff-related buy-ins in the same period last year and declines for Finlandia. China and India produced strong double-digit underlying net sales growth, led by Jack Daniel’s Tennessee Whiskey, while Turkey’s underlying net sales declined double digits due in part to fiscal 2019 first quarter tariff-related buy-ins.

Underlying net sales in the company’s developed international markets declined 3% (-5% reported). This growth was suppressed by approximately six points due to tariff-related buy-ins last year and net pricing reductions this year. Underlying net sales in the United Kingdom and Germany declined 14% (-21% reported) and 9% (-6% reported), respectively, influenced significantly by last year’s first quarter tariff-related buy-ins. France grew underlying net sales 6% (+7% reported) led by the launch of Jack Daniel’s RTDs3 and gains for Jack Daniel’s Tennessee Honey. Australia delivered modest underlying net sales growth of 1% (-2% reported) while Spain grew reported and underlying net sales in the high-single digits as a result of accelerated consumer momentum.

Travel Retail’s underlying net sales declined 14% (-15% reported) driven primarily by the timing of customer orders last year where this channel produced strong double-digit underlying net sales growth.

First Quarter of Fiscal 2020 Results By Brand

Jack Daniel’s family of brands underlying net sales declined 1% (-1% reported) globally as growth was impacted by approximately three percentage points due to tariff-related buy-ins and related net pricing reductions. Jack Daniel’s Tennessee Whiskey experienced a 4% decline (-3% reported) in underlying net sales as tariff-related buy-ins and related net pricing reductions significantly affected our developed international markets. Jack Daniel’s RTD/RTP business delivered broad-based underlying net sales growth of 7% (+6% reported), Jack Daniel’s Tennessee Honey grew underlying net sales 5% (-3% reported), and Jack Daniel’s Tennessee Fire increased underlying net sales 2% (-2% reported) fueled primarily by markets outside of the United States. Gentleman Jack grew underlying net sales 7% (+10% reported) driven by demand in both our domestic and international markets.

Brown-Forman’s portfolio of premium bourbon brands, including Woodford Reserve and Old Forester, delivered 16% (+23% reported) underlying net sales growth as category trends remain favorable and the company’s brands continue to gain share in the United States. Woodford Reserve, the leader in the super-premium bourbon category, grew underlying net sales 15% (+22% reported) and was the largest contributor to underlying net sales growth in the first quarter. Volumetric gains fueled Old Forester’s double-digit underlying net sales growth as the company continues to leverage recent investments such as its Louisville distillery and homeplace and the increased focus provided from our emerging brands team in the United States.

The company’s tequila brands sustained double-digit underlying net sales growth fueled by Herradura’s underlying net sales growth of 22% (+22% reported) and el Jimador’s underlying net sales growth of 10% (flat reported). Herradura’s underlying net sales growth was driven by pricing and higher volumes in Mexico and the United States. el Jimador’s underlying net sales growth was driven by higher volumes and pricing in the United States.

Finlandia vodka’s underlying net sales declined 5% (-9% reported). Positive volume growth in Russia was offset by underlying net sales declines in Poland driven by the competitive vodka category.

Other P&L Items
Company-wide price/mix increased one percentage point due to favorable growth from our higher- priced brands, offset by a one percentage point decline in volumes primarily related to tariffs. Underlying gross profit declined 5% (-5% reported) pulled down by tariffs and higher input costs. Reported gross margin declined 330bps in the first quarter to 64.9%, approximately 210bps reflective of tariff costs with the remainder essentially being driven by higher input costs, including agave and wood.

Underlying advertising spend decreased 4% (-6% reported) in the first quarter as increased media spend on Jack Daniel’s Tennessee Whiskey in the United States was more than offset by the timing of spend on our tequila brands and the rest of the Jack Daniel’s family of brands. Underlying SG&A decreased 1% (-2% reported) driven by lower compensation-related costs. Underlying operating income declined 8% (-6% reported).

Financial Stewardship
On July 25, 2019, Brown-Forman declared a regular quarterly cash dividend of $0.166 per share on the Class A and Class B common stock, equating to an annualized cash dividend of $0.664 per share. The quarterly cash dividend is payable on October 1, 2019 to stockholders of record on September 6, 2019. Brown-Forman has paid regular quarterly cash dividends for 74 consecutive years and has increased the dividend for 35 consecutive years.

Fiscal Year 2020 Outlook
Growing uncertainty around the global economic and geopolitical environment combined with the competitive landscape in the developed world could impact our future results. Despite these factors, the company is reaffirming its prior full year fiscal 2020 guidance of:

1.	Underlying net sales growth of 5% to 7%.

2.	Underlying operating income growth of 3% to 5%.

3.	Diluted earnings per share of $1.75 to $1.85.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	The impact of U.S. tax reform legislation, including as a result of future clarifications and guidance interpreting the statute

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, product counterfeiting, tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2018 and 2019
(Dollars in millions, except per share amounts)

	2018	2019	Change

Net sales	$766	$766	0%
Cost of sales	243	268	10%
Gross profit	523	498	(5%)
Advertising expenses	98	92	(6%)
Selling, general, and administrative expenses	168	164	(2%)
Other expense (income), net	(7)	(6)
Operating income	264	248	(6%)
Non-operating postretirement expense	2	1
Interest expense, net	20	19
Income before income taxes	242	228	(6%)
Income taxes	42	42
Net income	$200	$186	(7%)

Earnings per share:
Basic	$0.42	$0.39	(6%)
Diluted	$0.41	$0.39	(6%)

Gross margin	68.2%	64.9%
Operating margin	34.5%	32.4%

Effective tax rate	17.4%	18.2%

Cash dividends paid per common share	$0.158	$0.166

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,964	477,369
Diluted	484,441	480,088

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2019	July 31, 2019
Assets:
Cash and cash equivalents	$307	$307
Accounts receivable, net	609	626
Inventories	1,520	1,609
Other current assets	283	295
Total current assets	2,719	2,837

Property, plant, and equipment, net	816	815
Goodwill	753	754
Other intangible assets	645	654
Other assets	206	262
Total assets	$5,139	$5,322

Liabilities:
Accounts payable and accrued expenses	$544	$524
Dividends payable	—	79
Accrued income taxes	9	44
Short-term borrowings	150	220
Total current liabilities	703	867

Long-term debt	2,290	2,267
Deferred income taxes	145	148
Accrued postretirement benefits	197	197
Other liabilities	157	180
Total liabilities	3,492	3,659

Stockholders’ equity	1,647	1,663

Total liabilities and stockholders’ equity	$5,139	$5,322

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2018 and 2019
(Dollars in millions)

	2018	2019

Cash provided by operating activities	$126	$72

Cash flows from investing activities:
Additions to property, plant, and equipment	(23)	(21)
Acquisition of business, net of cash acquired	—	(22)
Other	(2)	—
Cash used for investing activities	(25)	(43)

Cash flows from financing activities:
Net change in short-term borrowings	(41)	67
Acquisition of treasury stock	(1)	(1)
Dividends paid	(76)	(79)
Other	(4)	(13)
Cash used for financing activities	(122)	(26)

Effect of exchange rate changes on cash and cash equivalents	(7)	(3)

Net increase (decrease) in cash and cash equivalents	(28)	—

Cash and cash equivalents, beginning of period	239	307

Cash and cash equivalents, end of period	$211	$307

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)
		As Reported
	Three Months Ended	Fiscal Year Ended
	July 31, 2019	April 30, 2019

Reported change in net sales	—%	2%
New accounting standard	—%	1%
Foreign exchange	—%	2%

Underlying change in net sales	—%	5%

Reported change in gross profit	(5)%	(2)%
New accounting standard	—%	1%
Foreign exchange	—%	2%

Underlying change in gross profit	(5)%	2%

Reported change in advertising expenses	(6)%	(2)%
New accounting standard	—%	4%
Foreign exchange	2%	2%

Underlying change in advertising expenses	(4)%	3%

Reported change in SG&A	(2)%	(16)%
New accounting standard	—%	1%
Foundation	—%	8%
Foreign exchange	2%	2%

Underlying change in SG&A	(1)%	(5)%

Reported change in operating income	(6)%	9%
Foundation	—%	(7)%
Foreign exchange	(1)%	3%
Estimated net change in distributor inventories	(1)%	—%

Underlying change in operating income	(8)%	5%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2019

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	—%	(1)%	1%	—%	(1)%	—%
Jack Daniel’s family of brands	—%	(3)%	(1)%	—%	(1)%	(1)%
Jack Daniel’s Tennessee Whiskey	(5)%	(5)%	(3)%	—%	(2)%	(4)%
Jack Daniel’s RTD and RTP	4%	4%	6%	1%	—%	7%
Jack Daniel’s Tennessee Honey	5%	5%	(3)%	1%	7%	5%
Gentleman Jack	5%	5%	10%	—%	(3)%	7%
Jack Daniel’s Tennessee Fire	3%	3%	(2)%	—%	5%	2%
Other Jack Daniel’s Whiskey Brands	3%	3%	(4)%	1%	(1)%	(4)%
Woodford Reserve	18%	18%	22%	—%	(7)%	15%
Rest of Whiskey	3%	3%	6%	1%	7%	14%
Tequila	(2)%	4%	9%	—%	3%	12%
el Jimador	6%	6%	—%	1%	8%	10%
Herradura	13%	13%	22%	—%	1%	22%
Rest of Tequila	(6)%	(3)%	6%	(1)%	(1)%	4%
Vodka	(6)%	(6)%	(9)%	(1)%	5%	(5)%
Wine	—%	—%	(1)%	—%	2%	1%
Rest of Portfolio	3%	3%	(1)%	(3)%	1%	(3)%
Subtotal	(1)%	(1)%	1%	—%	—%	1%
Non-Branded and Bulk	NM	NM	(22)%	1%	—%	(21)%
Total Portfolio	(1)%	(1)%	—%	—%	—%	—%
Other Brand Aggregations
American whiskey	—%	(1)%	1%	—%	(1)%	—%
Premium bourbons	20%	20%	23%	—%	(7)%	16%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Three Months Ended July 31, 2019

Geographic Area[3]	Net Sales[2]
	Reported	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	6%	—%	(1)%	4%
Developed International	(5)%	1%	1%	(3)%
United Kingdom	(21)%	7%	—%	(14)%
Australia	(2)%	3%	—%	1%
Germany	(6)%	(3)%	—%	(9)%
France	7%	(1)%	—%	6%
Japan	11%	(3)%	(12)%	(3)%
Rest of Developed International	(1)%	(1)%	5%	2%
Emerging	1%	—%	2%	3%
Mexico	6%	(2)%	(1)%	3%
Poland	(15)%	1%	—%	(14)%
Russia	34%	2%	27%	62%
Brazil	14%	(2)%	(5)%	7%
Rest of Emerging	(3)%	—%	3%	—%
Travel Retail	(15)%	1%	—%	(14)%
Non-Branded and Bulk	(22)%	1%	—%	(21)%
Total	—%	—%	—%	—%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; (e) underlying other expense (income) net; and (f) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) a new accounting standard, (b) foreign exchange, (c) estimated net change in distributor inventories, and (d) the establishment of our charitable foundation. We explain these adjustments below.

•
“New accounting standard.” Under Accounting Standards Codification (ASC) 606, “Revenue from Contracts with Customers,” we recognize the cost of certain customer incentives earlier than we did before adopting ASC 606. Although this change in timing did not have a significant impact on a full-year basis, there was some change in the timing of recognition across periods. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying change on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

•
“Foundation.” In fiscal 2018, we established the Brown-Forman Foundation (the Foundation) with an initial $70 million contribution to support the Company’s charitable giving program in the communities where our employees live and work. This adjustment removes the initial $70 million contribution to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2019 net sales. In addition to markets that are listed by country name, we include the following aggregations:

•
“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Australia, Germany, France, and Japan. This aggregation represents our net sales of branded products to these markets.

•
“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Russia, and Brazil. This aggregation represents our net sales of branded products to these markets.

•	“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2019 net sales. In addition to brands that are listed by name, we include the following aggregations:

•
“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve, Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester, Early Times, Slane Irish Whiskey, and Coopers’ Craft.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), and Early Times.

◦
“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.

◦
“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Super-premium American whiskey” includes Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

•	“Tequila” includes el Jimador, Herradura, New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. Depending on our route-to-consumer (RTC), we ship products to either (a) retail or wholesale customers in owned distribution markets or (b) our distributor customers in other markets. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by consumers from retail outlets as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.